New York Mortgage Trust 2020 Second Quarter Financial Summary

Forward Looking Statements This presentation contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed or implied in our forward-looking statements. The following factors are examples of those that could cause actual results to vary from our forward-looking statements: changes in our business and investment strategy; changes in interest rates and the fair market value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; changes in credit spreads; changes in the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; general volatility of the markets in which we invest; changes in prepayment rates on the loans we own or that underlie our investment securities; increased rates of default or delinquencies and/or decreased recovery rates on our assets; our ability to identify and acquire our targeted assets, including assets in our investment pipeline; changes in our relationships with our financing counterparties and our ability to borrow to finance our assets and the terms thereof; our ability to predict and control costs; changes in governmental laws, regulations or policies affecting our business, including actions that may be taken to contain or address the impact of the COVID-19 pandemic; our ability to make distributions to our stockholders in the future; our ability to maintain our qualification as a REIT for federal tax purposes; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; risks associated with investing in real estate assets, including changes in business conditions and the general economy, the availability of investment opportunities and the conditions in the market for Agency RMBS, non-Agency RMBS, CMBS and ABS securities, residential loans, structured multi-family investments and other mortgage-, residential housing- and credit-related assets, including changes resulting from the ongoing spread and economic effects of COVID-19; and the impact of COVID-19 on us, our operations and our personnel. These and other risks, uncertainties and factors, including the risk factors described in our most recent Annual Report on Form 10-K, as updated and supplemented from time to time, and our subsequent Quarterly Reports on Form 10-Q and other information that we file from time to time with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This presentation may not contain all of the information that is important to you. As a result, the information in this presentation should be read together with the information included in our most recent Annual Report on Form 10-K, as updated and supplemented from time to time, and our subsequent Quarterly Reports on Form 10-Q and other information that we file under the Exchange Act. References to “the Company,” “NYMT,” “we,” “us,” or “our” refer to New York Mortgage Trust, Inc., together with its consolidated subsidiaries, unless we specifically state otherwise or the context indicates otherwise. See glossary of defined terms and detailed end notes for additional important disclosures included at the end of this presentation. Second quarter 2020 Financial Tables and related information can be viewed in the Company’s press release dated August 5, 2020 posted on the Company’s website at http://www.nymtrust.com under the “About The Company — Press Releases” section. 2 See Glossary and End Notes in the Appendix.

To Our Stockholders Management Update “The Company rebounded strongly in the second quarter after the most challenging quarter in its history, generating $0.28 in GAAP earnings and $0.50 in comprehensive earnings and increasing its book value to $4.35 at June 30, 2020, a 12% increase from March 31, 2020. The Company has focused significant efforts on stabilizing and improving its ability to fund its investment strategy, including reducing mark-to-market securities repo financing to one counterparty totaling $88 million and completing a non-mark-to-market re- securitization of non-Agency securities totaling $109 million during the second quarter, and closing on a $243 million residential loan securitization in July. Our low leverage leading into the pandemic allowed us to retain over $1 billion of non-Agency credit assets that experienced significant price appreciation in the second quarter. As we look to the future, we expect to rely less on shorter-term financings that are subject to mark-to- market fluctuations, which we believe will help us to remain opportunistic on the investment side.” – Steven Mumma, Chairman and Chief Executive Officer “The Company delivered a solid performance in the second quarter largely due to the continued discipline of NYMT’s conservative investment culture. Although we sold assets and de-levered our portfolio in response to the COVID-19 related market disruption, we avoided some of the larger-scale, forced selling that occurred during the first quarter, allowing the Company to retain assets, particularly non-Agency RMBS, that we believe offer attractive price recovery potential. This approach allowed investments on our balance sheet to benefit in the second quarter from a resilient U.S. housing market - a market with tight supply and record low lending rates. In addition, our operating strategy enabled us to avoid the need to access expensive recapitalization initiatives that were likely to include some level of shareholder dilution. Instead, we exercised discipline and patiently locked in tighter term financing spreads by accessing the securitization markets and monetized gains from the price recovery with selective asset sales later in the second quarter. I am proud of our exceptional team, which worked incredibly hard during these unprecedented times. Together, we have been able to position the Company with a sizeable current cash balance and advantageous financing that we anticipate will provide a path for stable growth under a now-reduced competitive landscape.” – Jason Serrano, President 3

Table of Contents Company Overview Financial Summary Market & Strategy Update Quarterly Comparative Financial Information Appendix Glossary End Notes Capital Allocation Reconciliation of Net Interest Income

Company Overview

NYMT Overview New York Mortgage Trust, Inc. (NASDAQ: NYMT) is a real estate investment trust Investment Portfolio Allocation (“REIT”) for U.S. federal income tax purposes, in the business of acquiring, investing in, financing and managing primarily mortgage-related single-family and multi-family residential assets. Our objective is to deliver long-term stable distributions to our stockholders over changing economic conditions through a combination of net interest margin and capital gains from a diversified investment portfolio. Our investment portfolio Multi-Family includes credit sensitive residential and multi-family assets, including investments that may Credit 21% have been sourced from distressed markets. Single-Family Credit 78% Other 1% $3.0B Total Investment Portfolio / $1.4B Market Capitalization Office Locations 57 professionals in New York, Los Angeles, and Charlotte Los Angeles Charlotte New York Distressed Servicing and Direct Property Management Expertise Access to Market Leading Technology & Data Committed to Community, Diversity & Inclusion Data As of 6/30/2020 6 See Glossary and End Notes in the Appendix.

Key Developments Business Activity Investment Activity Quarterly Dividend Declared Investing Declared a quarterly cash dividend on common stock of • Sold residential loans for approximately $43.8 million $0.05, reinstated the payment of dividends on preferred in proceeds and purchased $2.8 million in residential stock and declared preferred stock dividends in arrears for loans. the first quarter of 2020. • Sold non-Agency RMBS for approximately $37.8 million in proceeds, and • Sold CMBS for approximately $24.0 million in Asset Securitization proceeds. Completed a non-mark-to-market re-securitization backed by non-Agency RMBS generating net proceeds of approximately $109.3 million. Subsequent Events On July 14, we completed a securitization of residential loans, resulting in approximately $242.9 million in net proceeds to the Company. We subsequently used the Additional Financing Secured proceeds to repay approximately $230.6 million in Obtained additional financing for residential loans pledged outstanding repurchase agreement financings related to under a repurchase agreement in the amount of $248.8 residential loans. million. Reduced Repurchase Agreements Reduced outstanding repurchase agreements to finance investment securities by $625.8 million from March 31, 2020. 7 See Glossary and End Notes in the Appendix.

Liquidity Update Commentary Securities and Residential Loans MTM Financing Exposure (dollar amounts in millions) Reduced MTM Financing Exposure NYMT executed a term, non-MTM re-securitization on $213 million of non-Agency RMBS generating $109 million of net proceeds. The securitization is anticipated to generate 10%+ returns on the assets financed. $173 $372 Increased Cash Balance NYMT meaningfully increased its cash balance for new investments by approx. $200 million in the second $1,124 quarter. As of 6/30, NYMT cash balance was $372 million, creating significant capital to reinvest into the market. $1,055 Security Sales NYMT sold $62 million of securities in Q2 at $99.01 $109 weighted average price against 3/31 valuation of $86.24 to lock in $8 million of net gains in the quarter. $1,428 $963 Investment Pipeline NYMT does not see a broad opportunity in the securitization market due to tighter spreads and a lack of attractive financing options. Alternatively, NYMT is 03/31/20 06/30/20 pursuing selective opportunities in areas that were previously well-banked but now lack sufficient funding Repo Non-MTM Securitization options. Unencumbered Cash 8 See Glossary and End Notes in the Appendix.

Q/Q Portfolio Comparison

Category *Dollar amounts in thousands*	Financing Type	6/30/2020 Carrying Value	6/30/2020 Financings	6/30/2020 Leverage Ratio	3/31/2020 Carrying Value	3/31/2020 Financings	3/31/2020 Leverage Ratio	12/31/2019 Leverage Ratio
SF Credit Securities	Repo (MTM)	$ 815,506	$ 87,571	0.1x	$ 758,888	$ 333,227	0.8x	
SF Credit Residential Loans	Repo 1Yr (MTM)	1,447,986	875,556	1.5x	1,519,899	714,760	0.9x	
MF Credit Securities	Repo (MTM)	288,112			268,856	180,932	2.1x	
MF Credit Freddie K	Repo (MTM)					199,205	*	
MF Credit Preferred/Mezzanine		326,950			324,467			
Other Investments		121,239			124,145			
Total Portfolio		***$ 2,999,793***	***$ 963,127***	***0.4x***	***$ 2,996,255***	***$ 1,428,124***	***0.7x***	***1.4x***
Unsecured Debt	Unsecured		179,117			178,534		
Securitized Debt	Non-MTM		108,999					
Receivable for Securities Sold					213,585		*	
Restricted Cash		31,511			173,594			
Cash		371,697			172,513			
Working Capital and Other		11,183			51,162			
Total Company		***$ 3,414,184***	***$ 1,251,243***		***$ 3,607,109***	***$ 1,606,658***		
Net Equity			***$ 2,162,941***	***0.5x***		***$ 2,000,451***	***0.8x***	***1.5x***

* In early April 2020, we settled outstanding receivable for securities sold in the amount of $213.6 million, obtained additional financing in the amount of $248.8 million for residential loans pledged under a repurchase agreement, and combined with $137.2 million in previously pledged cash margin, we terminated securities repurchase agreements, repaying $562.9 million, reducing portfolio leverage ratio to 0.6 times.

See Glossary and End Notes in the Appendix.

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NYMT

Financial Summary Second Quarter 2020

Financial Snapshot Earnings Per Share Dividend Per Share Net Interest Margin Basic Comprehensive Q2 Dividend $0.28 $0.50 $0.05 Earnings & Book Value Price to Book Economic Return on Book Value 2.90% 2.92% 2.16% 2.40% 2.43% Market Price Book Value Price/Book 3 Months Ended $2.61 $4.35 0.60 13.1% 2Q 2019 3Q 2019 4Q 2019 1Q 2020 2Q 2020 Total Portfolio Size Allocation Yield on Avg. Interest Earnings Assets Total Investment Portfolio $3.0B MFMF Credit $2.3B SF Credit Investment SF Credit CreditMFMF20% Credit Credit21% SFSF SFCredit78% Credit Credit 20%20% SF Credit Portfolio 78%78% $0.6B MF Credit 5.91% 6.07% 6.15% 5.99% 78%78% 5.25% Other 1% $0.1B Other 2Q 2019 3Q 2019 4Q 2019 1Q 2020 2Q 2020 Financing Total Leverage Ratio Portfolio Leverage Ratio Avg. Portfolio Financing Cost Total $1.2B Financing Callable $1.0B 3.75% 3.67% 3.25% 3.07% 1.8X 1.5X 1.5X 1.7X 1.4X 1.4X 2.82% 0.8X Non-Callable 0.5X 0.7X 0.4X $0.2B 2Q 2019 3Q 2019 4Q 2019 1Q 2020 2Q 2020 2Q 2019 3Q 2019 4Q 2019 1Q 2020 2Q 2020 2Q 2019 3Q 2019 4Q 2019 1Q 2020 2Q 2020 11 See Glossary and End Notes in the Appendix.

Second Quarter Summary dollar amounts in millions, except per share data 2Q 2020 YTD 2020 Equity Capital Market Raised Total Raised Capital $ — $ 512.0 Accretive Capital from Common Equity Raises $ — $ 20.0 Investment Activity Purchases $ 2.8 $ 634.9 Sales $ (105.6) $ (2,094.2) Net Investment Activity $ (102.8) $ (1,459.3) Earnings Net Income (Loss) Attributable to Common Stockholders $ 107.5 $ (491.2) Comprehensive Income (Loss) Attributable to Common Stockholders $ 190.1 $ (550.7) Book Value Per Share at End of Period $ 4.35 12 See Glossary and End Notes in the Appendix.

Financial Results dollar amounts in millions, except per share data 12% Book Value Recovery in Second Quarter Second Quarter Profit & Loss Net Interest Income $ 28.5 $0.95 $1.44 Non-Interest Income 104.4 $5.78 $5.77 $5.75 Total Net Interest Income & Non-Interest Income 132.9 $4.35 $3.89 Salaries, Benefits & Directors’ Compensation (8.6) Other General & Administrative Expenses (3.2) 06/30/2020 03/31/2020 12/31/2019 09/30/2019 06/30/2019 Operating Expenses (2.3) Book Value Recoverable Unrealized Loss Total General, Administrative & Operating (14.1) Expenses The Company’s book value increased 12% during the quarter, recovering $0.49 per share or approximately one-third of the unrealized Net Income Attributable to Company 117.8 losses experienced in the first quarter, leaving $0.95 per share of unrealized losses remaining from the first quarter. Our relatively low level of leverage at the start of the pandemic allowed us to hold a Preferred Stock Dividends (10.3) significant amount of investment securities for which pricing was negatively impacted in the first quarter and improved during the second quarter. We expect the unrealized loss position on these assets to improve Net Income Attributable to Common Stockholders $ 107.5 as the economy and markets stabilize in the future. 13 See Glossary and End Notes in the Appendix.

Market & Strategy Update

Market Conditions

Economic Update

US GDP

U.S. economic data released over the past quarter shows that the **U.S. economy has greatly contracted with U.S. gross domestic product ("GDP") having decreased by 32.9%** (advance estimate) in the second quarter of 2020, down from GDP contraction of 5.0% (revised) in the first quarter of 2020.

Labor Market

The U.S. labor market began to show slight improvements toward the end of the second quarter. The U.S. Department of Labor attributed these improvements to the resumption of economic activity that had been curtailed in March and April due to the COVID-19 pandemic. According to the U.S. Department of Labor, the U.S. unemployment rate decreased towards the end of the quarter from the high of 14.7% in April to 11.1% in June. Total nonfarm payroll employment rose by 4.8 million in June, as compared to 2.7 million in May 2020.

Government Support

The scope, duration and impact of the actions the Federal Reserve and other governmental authorities have taken and may undertake in the future remain highly uncertain and will continue to evolve, especially in light of the COVID-19 pandemic and the upcoming presidential and Congressional elections in the United States.

Sector Update

Agency

- Market at full liquidity with Fed purchases.
- **Record low mortgage rates** keeping prepayment rates elevated.
- **2.8T** expected mortgage originations (up 30% YoY).
- Rates likely to move sideways through the year.

Single-Family

- Economist housing forecast upgraded 2020 home price appreciation to **+1.5% from-2% on improving demand,** limited supply.
- Tail risks are meaningfully higher with struggling economies reliant on tourism, lodging (e.g. Las Vegas, Orlando).
- Currently **3.5 – 4 months of housing supply.** This level of supply has never produced home price depreciation.
- Loan loss rates are tracking at similar levels to pre-COVID trends.

Multi-Family

- National rental collections are **98% of pre-COVID levels**.
- GSE's continue to backstop financing by **providing normalized funding through Q2.**
- **Lower construction** alleviating over-capacity concerns.
- **Low income housing** has significantly **underperformed.**
- **Gateway cities showing flat** to declining rental growth.

See Glossary and End Notes in the Appendix.

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NYMT

Investment Strategies Single-Family Multi-Family Distressed Loans Preferred Equity/Mezzanine Loans Seasoned re-performing and non-performing mortgage Subordinate lending secured indirectly by equity interest in loans one or more multi-family properties Performing Loans Joint Venture Equity GSE eligible, non-QM, investor/business purpose, and Common ownership of an individual property alongside an bridge mortgage loans operating partner Non-Agency/Esoteric Securities Multi-Family Securities RMBS that are not guaranteed by any agency of the U.S. CMBS backed by senior commercial mortgage loans on Government or any federally chartered corporation multi-family properties Single-Family Agency Securities Multi-Family Agency Securities RMBS guaranteed by any agency of the U.S. Government CMBS guaranteed by any agency of the U.S. Government or any federally chartered corporation or any federally chartered corporation Not currently included in core portfolio 16 See Glossary and End Notes in the Appendix.

Single-Family Credit Portfolio Overview Strategy Update The Company continues to work with loan servicers to rehabilitate borrowers, focusing on converting re-performing or non-performing loans (“Distressed Loans”) into a performing status. In Performing Loan Strategies, record low mortgage rates are creating opportunities to work with originators to refinance 78% Scratch & Dent loans. In addition, the Company focuses on Securities where of Total competitive advantages are realized through loan investment trading activities, Investment Portfolio specifically related to off-market & esoteric transactions. The Company takes real- time data and aligns the securities portfolio in an effort to protect against downside risk and position for higher upside potential. Asset Value Summary Q/Q Change Change in Asset Values (dollar amounts in millions) (dollar amounts in millions) 4Q 1Q 2Q Asset Type % % % $ % 2019 2020 2020 $2,278 Distressed $1,098.6 43 $950.8 42 $951.6 42 $0.8 0 Loans $128 Performing $495.9 19 $568.4 25 $495.1 22 $(73.3) (13) $3 Loans $(147) Securities $965.8 38 $758.9 33 $815.5 36 $56.6 8 $2,262 Total $2,560.3 100 $2,278.1 100 $2,262.2 100 $(15.9) (1) 17 See Glossary and End Notes in the Appendix.

Single-Family Credit

Asset Management

Distressed Loan Asset Management Summary

Deep Credit Expertise
NYMT's credit team has on average over 10 years of experience reviewing modified loan re-default behavior and implementing servicing strategies. These strategies are specifically designed to increase borrower payment velocity.

Data Interaction
NYMT evaluates data feeds received from loan servicing partners daily. Data is utilized to refine models and compare against projection estimates. Loan servicing plans are frequently monitored to ensure effectiveness.

Borrower Performance
Despite COVID-19 disruptions, through 6/30/20, borrower payment performance continues to improve generally and beat NYMT's underwriting expectations at time of purchase. All categories of payment status improved in the second quarter versus Q1 and YE 2019. Through 6/30/20, **31.7% of Distressed Loan borrowers entered into COVID-19 relief plans**, more than half of which were recently delinquent prior to 3/31/20 quarter end.

Distressed Loan Purchases

Since Internalization (from 7/18/2018 to 6/30/2020)

Loan Count	5,145	
Avg. Months from Purchase	14.9	
Total UPB	$902.6MM	
Avg. Home Value	$452,259	High Value → Downside protection
Avg. LTV	73	Low Leverage → Downside protection
Avg. Coupon	4.74%	Legacy Loans → High current yield
Avg. FICO	604	Low Credit Score → Prepayment Upside

Distressed Loan Payment Status Transition

Payment Transition Rate

Dollar amounts in millions	Purchase Balance	Purchase Date	12/31/2019	3/31/2020	6/30/2020	QoQ
Current >6 Months	$364.4	5%	27%	33%	40%	7%
Current <6 Months	$267.5	29%	25%	25%	29%	4%
Delinquent 30 Days	$122.1	39%	22%	19%	13%	6%
Delinquent 60 Days	$50.2	17%	10%	8%	5%	3%
Delinquent 90 Days+	$120.0	10%	16%	15%	13%	2%
Weighted Average Price		*$89.30*	*$93.19*	*$88.24*	*$89.80*	*$1.56*
COVID Forbearance as of 6/30/2020					***31.7%***	

See Glossary and End Notes in the Appendix.

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NYMT

Multi-Family Credit Portfolio Overview Strategy Update The Direct Preferred/Mezzanine loan program continues to be an instrumental contributor to the Company’s earnings. The Company's total exposure amounts to approximately $309.9 million, with an average coupon rate of 11.43%. Fundamentals of multi-family continue to produce solid results in the strategy's 21% target region of exposure. The Company is actively reviewing opportunities at of Total higher credit support levels with concepts in certain markets that fit a post- Investment Portfolio COVID-19 landscape. Additionally, in order to lock in price appreciation in Q2 2020 within the MF securities portfolio, the Company sold certain Freddie K securities at a weighted average price of $103.58 (Q1 2020 weighted average price of $84.98). Asset Value Summary Q/Q Change Change in Asset Values (dollar amounts in millions) (dollar amounts in millions) 4Q 1Q 2Q Asset Type % % % $ % 2019 2020 2020 $593 Securities $1,271.7 81 $268.9 45 $288.1 47 $19.2 7 $42 Preferred/ $286.1 18 $306.1 52 $309.9 50 3.8 1 $0 Mezzanine $(20) Joint Venture $18.3 1 $18.3 3 $17.0 3 $(1.3) (7) $615 Total $1,576.1 100 $593.3 100 $615.0 100 $21.7 4 19 See Glossary and End Notes in the Appendix.

Multi-Family Credit

Direct Lending

MF Direct Lending Summary

Extensive Investment History
The Company has built a scalable operation with **over 7 years of experience** lending to multi-family sponsors against mid-sized properties (typically 150-300 units).

Hands-on Asset Management
Value preservation continues to be NYMT's priority through management of loan level risk. A critical component of our asset management process includes working closely with sponsors, property managers and related vendors to protect our investments and maximize returns.

Borrower Performance
Direct Loans comprises **50% of MF exposure.** As of 6/30/20, only one loan equaling 1% of total UPB was delinquent in making distributions due to COVID-19 related disruption. All other Direct Loans are current and have been since origination. Strong performance of the Direct Loan portfolio can be attributed to geographic location and property concept. Located primarily in the South and Southeast of the U.S., the properties continue to benefit from growing demand. Also, less than 3% of total Direct Loan exposure is related to student housing, which is facing significant distress due to college campus closures related to COVID-19 measures.

Average Loan Portfolio

As of 6/30/2020

Count	50
Property Value	$43.7MM
Senior Loan UPB	$29.8MM
NYMT Direct Loan UPB	$6.2MM
LTV/CLTV	68% / 82%
NYMT DSCR	1.18X

Performance Summary

Payment Transition Rate (dollar amounts in millions)

Category	Origination Balance	12/31/2019	3/31/2020	6/30/2020
Performing	$311.0	100%	100%	99%
Delinquent	$3.4	—	—	1%
COVID Related Exposure	***$3.4***	—	—	***1%***

See Glossary and End Notes in the Appendix.

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NYMT

Outlook NYMT Outlook for the Third Quarter of 2020: A Focus on Generating Total Risk-Adjusted Returns by Investing in Assets with Low Relative Risk Metrics in a Diversified Approach Utilizing a Strong Balance Sheet in a Less Competitive Environment ▪ Multiple benefits of low portfolio leverage 0.4x and a high cash balance $544MM as of 7/31/20 ▪ Ability to operate in niche markets to generate compelling returns without utilization of leverage ▪ Flexible, cost-effective market approach designed to avoid operating entanglements 3Q Strategy Initiatives ▪ Continue to lock in significant realized gains within our non-Agency RMBS and Freddie K Mezzanine portfolios ▪ Target short duration investments that contain meaningful asset coverage in a contracting economic landscape ▪ Focus on assets that benefit active management in a prolonged, low rate environment New York Mortgage Trust 90 Park Avenue New York, New York 10016 21

Quarterly Comparative Financial Information

Portfolio Yields by Strategy

Quarter over Quarter Comparison

Portfolio Net Interest Margin (2Q'20 vs 1Q'20)
Portfolio net interest margin for the second quarter was 2.43%, a decrease of 49 basis points primarily due to the sale of our entire portfolio of higher yielding Freddie Mac K-Series POs at the end of the first quarter as part of our effort to improve liquidity.

Dollar Amounts in Thousands	2Q'20	1Q'20	4Q'19	3Q'19	2Q'19
Single-Family Credit					
Avg. Interest Earning Assets	$2,372,775	$2,591,264	$2,347,406	$1,772,485	$1,506,973
Yield on Avg. Interest Earning Assets	4.98%	5.30%	5.13%	5.34%	4.97%
Average Financing Cost	(2.82)%	(3.16)%	(3.60)%	(4.27)%	(4.54)%
Net Interest Margin	***2.16%***	***2.14%***	***1.53%***	***1.07%***	***0.43%***
Multi-Family Credit					
Avg. Interest Earning Assets	$490,805	$1,116,461	$1,169,134	$1,104,560	$1,018,847
Yield on Avg. Interest Earning Assets	7.22%	10.82%	11.46%	10.29%	10.54%
Average Financing Cost	(3.00)%	(3.90)%	(3.62)%	(4.29)%	(4.20)%
Net Interest Margin	***4.22%***	***6.92%***	***7.84%***	***6.00%***	***6.34%***
Agency					
Avg. Interest Earning Assets	$—	$1,074,013	$1,100,787	$1,001,567	$1,017,409
Yield on Avg. Interest Earning Assets	—%	2.38%	2.47%	2.60%	2.66%
Average Financing Cost	—%	(2.28)%	(2.42)%	(2.38)%	(2.62)%
Net Interest Margin	***—%***	***0.10%***	***0.05%***	***0.22%***	***0.04%***
Portfolio Total					
Avg. Interest Earning Assets	$3,035,657	$4,832,071	$4,666,825	$3,904,847	$3,544,327
Yield on Avg. Interest Earning Assets	5.25%	5.99%	6.15%	6.07%	5.91%
Average Financing Cost	(2.82)%	(3.07)%	(3.25)%	(3.67)%	(3.75)%
Portfolio Net Interest Margin	***2.43%***	***2.92%***	***2.90%***	***2.40%***	***2.16%***

See Glossary and End Notes in the Appendix.

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NYMT

Net Interest Income

Quarter over Quarter Comparison

Net Interest Income (2Q'20 vs 1Q'20)
The $18.6 million decrease from the previous quarter is due to the $2.0 billion reduction in portfolio assets in March 2020 as part of our effort to improve the Company's liquidity due to the disruption caused by the pandemic. Approximately $14.7 million of the decrease is related to the sale of our entire portfolio of Freddie Mac K-Series POs in March 2020. In addition, we had a $2.5 million decrease in net interest income related to our single-family credit portfolio primarily due to the reduction in our non-Agency securities and, to a lesser extent, reduced payment collections related to COVID-19 forbearance elections by borrowers.

Interest Income & Interest Expense Breakout by Investment Category

Dollar Amounts in Thousands	2Q'20	1Q'20	4Q'19	3Q'19	2Q'19
Single-Family Credit					
Interest Income	$29,530	$34,321	$30,098	$23,668	$18,725
Interest Expense	(7,898)	(10,205)	(11,531)	(10,499)	(10,092)
Net Interest Income	***$21,632***	***$24,116***	***$18,567***	***$13,169***	***$8,633***
Multi-Family Credit					
Interest Income	$8,854	$30,214	$33,498	$28,413	$26,834
Interest Expense	(58)	(6,715)	(7,384)	(8,400)	(7,246)
Net Interest Income	***$8,796***	***$23,499***	***$26,114***	***$20,013***	***$19,588***
Agency					
Interest Income	$—	$6,402	$6,799	$6,512	$6,758
Interest Expense	—	(4,930)	(5,428)	(4,980)	(5,887)
Net Interest Income	***$—***	***$1,472***	***$1,371***	***$1,532***	***$871***
Portfolio Total					
Interest Income	$39,812	$72,316	$71,740	$59,274	$52,346
Interest Expense	(11,286)	(25,234)	(27,741)	(27,303)	(26,655)
Portfolio Net Interest Income	***$28,526***	***$47,082***	***$43,999***	***$31,971***	***$25,691***

See Glossary and End Notes in the Appendix.

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NYMT

Non-Interest Income (Loss)

Quarter over Quarter Comparison

Realized Gains (Losses), net (2Q'20 vs 1Q'20)
Significant reduction in net realized losses in the second quarter is due to the decreased volume of sales as compared to the first quarter, where the Company sold $2.0 billion in assets to help navigate the liquidity disruptions and turmoil in the financial markets caused by the COVID-19 pandemic.

Dollar Amounts in Thousands	2Q'20	1Q'20	4Q'19	3Q'19	2Q'19
Investment securities and related hedges	$(42)	$(131,835)	$—	$5,013	$—
Residential loans	(892)	(16,083)	86	1,089	4,448
Total Realized Gains (Losses), net	***$(934)***	***$(147,918)***	***$86***	***$6,102***	***$4,448***
Realized Loss on Sale of Freddie Mac K-Series POs	***$—***	***$(54,118)***	***$—***	***$—***	***$—***

Unrealized Gains (Losses), net (2Q'20 vs 1Q'20)
The credit markets saw a significant improvement in credit spreads in the second quarter, which translated to improved pricing across all our asset classes and resulted in net unrealized gains of $102.9 million for the period. Due to the Company's low leverage carried in the first quarter, the Company was able to retain over $1.0 billion in non-Agency RMBS and CMBS which experienced the most improvement in pricing and contributed $60.7 million of the total gains.

Dollar Amounts in Thousands	2Q'20	1Q'20	4Q'19	3Q'19	2Q'19
Investment securities and related hedges	$60,701	$(70,590)	$12,800	$(13,336)	$(15,006)
Residential loans	38,202	(83,409)	7,508	16,818	9,877
Consolidated SLST	4,096	(66,134)	(83)	—	—
Consolidated K-Series	—	(171,011)	1,715	7,630	5,207
Preferred equity and mezzanine loan investments	(127)	(5,636)	—	—	—
Total Unrealized Gains (Losses), net	***$102,872***	***$(396,780)***	***$21,940***	***$11,112***	***$78***

See Glossary and End Notes in the Appendix.

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NYMT

Non-Interest Income (Loss) (Cont.) Quarter over Quarter Comparison Other Income (2Q’20 vs 1Q’20) The net increase of $0.4 million in other income is the result of an increase of $5.0 million in income related to our preferred equity investments, partially offset by a write down in value of $3.0 million related to our joint venture and real estate investments. Dollar Amounts in Thousands 2Q'20 1Q'20 4Q'19 3Q'19 2Q'19 Income from preferred equity investments accounted for as equity $4,024 $(963) $2,982 $2,458 $1,655 Income from joint venture investments in multi-family properties (1,310) 239 4,137 985 1,698 Income from entities that invest in residential properties and loans 1,398 1,218 3,793 431 163 Preferred equity and mezzanine loan premiums resulting from early — 54 494 — 522 redemption Losses in consolidated VIEs (1,780) (342) (266) (185) (1,459) Miscellaneous Income 142 1,829 285 249 161 Total Other Income $2,474 $2,035 $11,425 $3,938 $2,740 26 See Glossary and End Notes in the Appendix.

Expense Analysis Quarter over Quarter Comparison General and Administrative Expenses (2Q’20 vs 1Q’20) Increase in compensation expenses largely related to annual awards in equity compensation to non-employee directors in the second quarter. Dollar Amounts in Thousands 2Q'20 1Q'20 4Q'19 3Q'19 2Q'19 Salaries, benefits and directors' compensation $8,586 $7,185 $6,063 $5,780 $6,492 Other general and administrative expenses 3,237 3,621 3,264 2,534 3,323 Total General and Administrative Expenses $11,823 $10,806 $9,327 $8,314 $9,815 Operating Expenses (2Q’20 vs 1Q’20) Operating expenses decreased by $0.8 million primarily due to decreased loan purchase activity in the second quarter as we were focused on improving our liquidity position. We would expect expenses to increase in the third and fourth quarters as we increase our investing activities in residential loans and direct multi-family loans. Dollar Amounts in Thousands 2Q'20 1Q'20 4Q'19 3Q'19 2Q'19 Operating expenses $2,251 $3,079 $3,182 $3,974 $2,579 Total Operating Expenses $2,251 $3,079 $3,182 $3,974 $2,579 27 See Glossary and End Notes in the Appendix.

Other Comprehensive Income Other Comprehensive Income (2Q’20 vs 1Q’20) The change in other comprehensive income is primarily due to credit spread tightening in the second quarter from levels that had widened significantly from the impact of the COVID-19 pandemic in the first quarter. Dollar Amounts in Thousands 2Q'20 1Q'20 4Q'19 3Q'19 2Q'19 NET INCOME (LOSS) ATTRIBUTABLE TO COMPANY'S COMMON $107,517 $(598,680) $55,308 $34,835 $16,478 STOCKHOLDERS OTHER COMPREHENSIVE INCOME (LOSS) Increase (decrease) in fair value of investment securities available for sale 78,273 (135,327) 3,216 15,356 20,092 Reclassification adjustment for net loss (gain) included in net income (loss) 4,331 (6,837) — (4,444) — TOTAL OTHER COMPREHENSIVE INCOME (LOSS) 82,604 (142,164) 3,216 10,912 20,092 COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMPANY'S $190,121 $(740,844) $58,524 $45,747 $36,570 COMMON STOCKHOLDERS 28 See Glossary and End Notes in the Appendix.

Book Value Changes in Book Value The following table analyzes the changes in book value of our common stock for the three and six months ended June 30, 2020. Three Months Ended June 30, 2020 Six Months Ended June 30, 2020 Amounts in Thousands, except per share Amount Shares Per Share Amount Shares Per Share Beginning Balance $1,469,220 377,465 $3.89 $1,683,911 291,371 $5.78 Cumulative-effect adjustment for implementation of fair — 12,284 value option Common stock issuance, net 2,429 — 516,298 86,094 Balance after cumulative-effect adjustment and share 1,471,649 377,465 3.90 2,212,493 377,465 5.86 issuance activity Dividends declared (18,887) (0.05) (18,887) (0.05) Net changes in accumulated other comprehensive income (loss): Investment securities available for sale 82,604 0.22 (59,560) (0.16) Net income (loss) attributable to Company's common 107,517 0.28 (491,163) (1.30) stockholders Ending Balance $1,642,883 377,465 $4.35 $1,642,883 377,465 $4.35 29 See Glossary and End Notes in the Appendix.

Annual Returns Economic/Total Rate Economic Return: Change in Book Value for the period + Dividends declared for the period, divided by the beginning period Book Value. 2Q'20 1Q'20 2019 2018 2017 2016 2015 2014 Book Value Beginning $3.89 $5.78 $5.65 $6.00 $6.13 $6.54 $7.07 $6.33 End $4.35 $3.89 $5.78 $5.65 $6.00 $6.13 $6.54 $7.07 Change in Book Value $0.46 $(1.89) $0.13 $(0.35) $(0.13) $(0.41) $(0.53) $0.74 Dividends Q1 — — $0.20 $0.20 $0.20 $0.24 $0.27 $0.27 Q2 0.05 0.20 0.20 0.20 0.24 0.27 0.27 Q3 0.20 0.20 0.20 0.24 0.24 0.27 Q4 0.20 0.20 0.20 0.24 0.24 0.27 Total $0.05 — $0.80 $0.80 $0.80 $0.96 $1.02 $1.08 Total Economic Return 13.1% (32.7)% 16.5% 7.5% 10.9% 8.4% 6.9% 28.8% Total Rate of Return: Change in Stock Price for the period + Dividends declared for the period, divided by the beginning period Stock Price. 2Q'20 1Q'20 2019 2018 2017 2016 2015 2014 Stock Price Beginning $1.55 $6.23 $5.89 $6.17 $6.60 $5.33 $7.71 $6.99 End $2.61 $1.55 $6.23 $5.89 $6.17 $6.60 $5.33 $7.71 Change in Stock Price $1.06 $(4.68) $0.34 $(0.28) $(0.43) $1.27 $(2.38) $0.72 Total Rate of Return 71.6% (75.1)% 19.4% 8.4% 5.6% 41.8% (17.6)% 25.8% 30 See Glossary and End Notes in the Appendix.

Appendix

Glossary The following defines certain of the commonly used terms in this presentation: "Accretive Capital" refers to the premium received on shares of common stock issued in our capital markets raises over the most recently reported book value prior to the respective capital raises, after deducting underwriting discounts and commissions and offering expenses; “Agency” or “Agency Securities” or “Agency Guaranteed” or “Agency Portfolio” refers to CMBS or RMBS representing interests in or obligations backed by pools of mortgage loans issued and guaranteed by a government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); "Average Interest Earning Assets" is calculated each quarter for the interest earning assets in our investment portfolio based on daily average amortized cost for the respective periods; "Average Financing Cost" is calculated by dividing annualized interest expense relating to our interest earning assets by average interest bearing liabilities, excluding our subordinated debentures and convertible notes; “CDO” refers to collateralized debt obligation; “CMBS” refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities, as well as PO, IO or senior/mezzanine securities that represent the right to a specific component of the cash flow from a pool of multi-family mortgage loans; “Consolidated K-Series” refers to certain Freddie Mac-sponsored multi-family loan K-Series securitizations, of which we, or one of our special purpose entities, own the first loss PO securities and certain IO and/or senior or mezzanine securities issued by them, that we consolidated in our financial statements in accordance with GAAP; “Consolidated SLST” refers to a Freddie Mac-sponsored residential mortgage loan securitization, comprised of seasoned re-performing and non-performing residential mortgage loans, of which we own the first loss subordinated securities and certain IOs, that we consolidate in our financial statements in accordance with GAAP; “Consolidated VIEs” refers to variable interest entities (“VIEs”) where the Company is the primary beneficiary as it has both the power to direct the activities that most significantly impact the economic performance of the VIE and a right to receive benefits or absorb losses of the entity that could be potentially significant to the VIE and that the Company consolidates in its consolidated financial statements in accordance with GAAP; "Distressed Loans” refers to pools of seasoned re-performing, non-performing and other delinquent mortgage loans secured by first liens on one- to four-family properties; "Economic Return" is calculated based on the periodic change in GAAP book value per share plus dividends declared per common share during the respective period; “IOs” refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; 32 See Glossary and End Notes in the Appendix.

Glossary (Cont.) “Market Capitalization” is the outstanding shares of common stock and preferred stock multiplied by closing common stock and preferred stock market price as of the date indicated; "MF" refers to multi-family; "MTM" refers to mark-to-market; “Multi-family CDOs” refers to the debt that permanently finances the multi-family mortgage loans held in the Consolidated K-Series that we consolidated in our financial statements in accordance with GAAP; "Net Interest Margin" is the difference between the Yield on Average Interest Earning Assets and the Average Financing Cost, excluding the weighted average cost of subordinated debentures and convertible notes; “POs” refers to mortgage-backed securities that represent the right to the principal component of the cash flow from a pool of mortgage loans; “Portfolio Leverage Ratio” represents outstanding repurchase agreement financing divided by the Company's total stockholders' equity; “Residential CDOs” refers to the debt that permanently finances our residential mortgage loans held in securitization trusts, net that we consolidate in our financial statements in accordance with GAAP; “RMBS” refers to residential mortgage-backed securities comprised of adjustable-rate, hybrid adjustable-rate, fixed-rate, interest only and inverse interest only, and principal only securities; “ROE” refers to return on equity; "SF" refers to single-family; “SLST CDOs” refers to the debt that permanently finances the residential mortgage loans held in Consolidated SLST that we consolidate in our financial statements in accordance with GAAP; “Total Leverage Ratio” represents total outstanding repurchase agreement financing plus subordinated debentures and convertible notes divided by the Company's total stockholders' equity. Does not include Multi-family CDOs, SLST CDOs, Residential CDOs and securitized debt as they are non-recourse debt to the Company; "Total Investment Portfolio" refers to the carrying value of investments actually owned by the Company (see Appendix – “Capital Allocation”); "Total Return" is calculated based on the change in price of the Company's common stock plus dividends declared per common share during the respective period; and "Yield on Average Interest Earning Assets" is calculated by dividing annualized interest income by the Average Interest Earning Assets for the respective periods. 33 See Glossary and End Notes in the Appendix.

End Notes

Slide 1
- Image(s) used under license from Shutterstock.com.

Slide 3
- Image(s) used under license from Shutterstock.com.

Slide 6
- Refer to Appendix - "Capital Allocation" for a detailed breakout of Total Investment Portfolio.

Slide 8
- Net gains on the sale of securities includes realized gains/losses and the reversal of previously recognized unrealized gains/losses.
- Unencumbered includes investment securities and residential loans.

Slide 9
- Leverage ratio for Single-Family Credit, Multi-Family Credit and Other investments is calculated by dividing the financings amount by the difference between the carrying value and the financings of the investments.
- SF Credit Securities includes $177.1 million of non-Agency RMBS held in a securitization trust and financed by the Company's securitized debt.

Slide 11
- Market Price is the closing price per share of the Company's common stock on June 30, 2020.
- Price/Book is calculated based on the Market Price and book value of the Company as of June 30, 2020.
- Portfolio Size and Allocation of the investment portfolio represent balances as of June 30, 2020 (see Appendix – "Capital Allocation").
- Total financing does not include debt associated with Multi-family CDOs, SLST CDOs, Residential CDOs and securitized debt as they are non-recourse debt to the Company.
- Callable financing represents outstanding repurchase agreements.

Slide 15
- U.S. GDP data sourced from the U.S. Bureau of Economic Analysis.
- U.S. unemployment data sourced from the U.S. Bureau of Labor Statistics.
- Agency expected mortgage originations sourced from Housing Finance at a Glance report dated June 2020 published by the Housing Finance Policy Center of the Urban Institute.
- Agency mortgage rate data sourced from Credit Strategy Research report dated June 24, 2020 published by Goldman Sachs.
- Home price appreciation and single-family loss rate data sourced from Credit Strategy Research report dated June 19, 2020 published by Goldman Sachs.
- Housing supply data sourced from Bloomberg.
- Rental income data sourced from the Rent Payment Tracker published by the National Multifamily Housing Council.

Slide 17
- Refer to Appendix - "Capital Allocation" for a detailed breakout of Total Investment Portfolio.
- Value of Distressed Loans at December 31, 2019 includes $939.9 million of residential loans carried at fair value and $158.7 million of residential loans carried at amortized cost.
- Value of Performing Loans at December 31, 2019 includes $489.9 million of performing loans carried at fair value and $6.0 million of loans carried at amortized cost.
- Total asset value does not include $65.6 million, $66.8 million and $68.2 million of investments in unconsolidated entities and other investments as of December 31, 2019, March 31, 2020 and June 30, 2020, respectively.
- Market Gain/Loss includes unrealized gain/losses on investments held as of June 30, 2020 and net amortization/accretion for the quarter.
- Sold assets include sales proceeds, net realized gain/loss on sales and payoffs, reversal of previously recognized unrealized gain/loss on sales and payoffs and principal repayments.

Slide 18
- Loan Count includes residential loans purchased after June 30, 2018 and held as of June 30, 2020.
- Total UPB represents the total purchased unpaid principal balance of Distressed Loans purchased after June 30, 2018 and held as of June 30, 2020.
- Avg. LTV represents the weighted average loan-to-value at purchase date for Distressed Loans purchased after June 30, 2018 and held as of June 30, 2020.
- Percentages in the Distressed Loan Payment Status Transition Update table were calculated using the total purchased unpaid principal balance of Distressed Loans purchased after June 30, 2018 and held as of June 30, 2020.
- Weighted Average Price represents the quotient of the weighted average purchase price of Residential Loans purchased after June 30, 2018 and held as of June 30, 2020 and the weighted average fair value price of those loans as of June 30, 2020, multiplied by 100.

Slide 19
- Refer to Appendix - "Capital Allocation" for a detailed breakout of Total Investment Portfolio.
- Average coupon rate of the Direct Preferred/Mezzanine loan program is a weighted average rate based upon investment amount and contractual interest or preferred return rate.
- Total asset value does not include other investments amounting to approximately $14.5 million, $14.8 million and $10.6 million as of December 31, 2019, March 31, 2020 and June 30, 2020, respectively.
- Market Gain/Loss includes unrealized gain/losses on investments held as of June 30, 2020 and net amortization/accretion for the quarter.
- Sold assets include sales proceeds, net realized gain/loss on sales and payoffs, reversal of previously recognized unrealized gain/loss on sales and payoffs, principal repayments and preferred equity redemptions.

See Glossary and End Notes in the Appendix.

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NYMT

End Notes (Cont.) Slide 20 Slide 29 ◦ Senior Loan UPB represents the average unpaid principal balance of the senior loans at time ◦ Outstanding shares used to calculate book value per common share for the quarter ended of origination. June 30, 2020 are 377,465,405. ◦ NYMT Direct Loan UPB represents the average unpaid principal balance of NYMT's ◦ Common stock issuance, net includes amortization of stock based compensation. investments at origination. ◦ Net changes in accumulated other comprehensive income relate to unrealized gains/ ◦ LTV represents the average loan-to-value of the senior loans at origination. (losses) in our investment securities available for sale not at fair value option. ◦ CLTV represents the average combined loan-to-value of senior loans and NYMT's ◦ On January 1, 2020, the Company adopted Accounting Standards Update ("ASU") investments at origination. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit ◦ NYMT DSCR represents the average underwritten debt service coverage ratio of NYMT's Losses on Financial Instruments and elected to apply the fair value option provided by investments at origination. ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Slide 21 Relief to our residential loans, net, preferred equity and mezzanine loan investments that ◦ Image(s) used under license from Shutterstock.com. are accounted for as loans and preferred equity investments that are accounted for under Slide 23 the equity method, resulting in a cumulative-effect adjustment to beginning book value of our common stock and book value per common share. ◦ Portfolio Total Avg. Interest Earning Assets, Portfolio Total Yield on Average Interest Slide 38 Earning Assets and Portfolio Net Interest Margin include amounts related to our “Other” portfolio not shown separately within the table. ◦ Image(s) used under license from Shutterstock.com. Slide 24 ◦ Refer to Appendix - “Reconciliation of Net Interest Income" for reconciliation of net interest income for Single-Family Credit and Multi-Family Credit. ◦ Portfolio Total Interest Income, Portfolio Total Interest Expense, and Portfolio Net Interest Income include amounts related to our “Other” portfolio not shown separately within the table. 35 See Glossary and End Notes in the Appendix.

Capital Allocation Single-Family Multi-Family At June 30, 2020 (Dollar amounts in thousands) Other Total Credit Credit Investment securities available for sale, at fair value $630,196 $288,112 $42,500 $960,808 Residential loans, at fair value 2,758,228 — — 2,758,228 Residential collateralized debt obligations, at fair value (1,088,233) — — (1,088,233) Residential collateralized debt obligations (36,699) — — (36,699) Investments in unconsolidated entities 68,189 146,100 — 214,289 Preferred equity and mezzanine loan investments — 180,850 — 180,850 Other investments (1) — 10,550 — 10,550 Carrying Value $2,331,681 $625,612 $42,500 $2,999,793 Repurchase agreements $(963,127) $— $— $(963,127) Securitized debt (108,999) — — (108,999) Subordinated debentures — — (45,000) (45,000) Convertible notes — — (134,117) (134,117) Cash, cash equivalents and restricted cash (2) 98,352 7,316 297,540 403,208 Other 56,506 (3,179) (42,144) 11,183 Net Capital Allocated $1,414,413 $629,749 $118,779 $2,162,941 Total Leverage Ratio (3) 0.5 Portfolio Leverage Ratio (4) 0.4 (1) Includes real estate under development presented in the Company's condensed consolidated balance sheets in receivables and other assets. (2) Restricted cash is included in the Company's condensed consolidated balance sheets in receivables and other assets. (3) Represents total outstanding repurchase agreement financing, subordinated debentures and convertible notes divided by the Company's total stockholders' equity. Does not include SLST CDOs amounting to $1.1 billion, Residential CDOs amounting to $36.7 million and securitized debt amounting to $109.0 million as they are non-recourse debt to the Company. (4) Represents outstanding repurchase agreement financing divided by the Company's total stockholders' equity. 36 See Glossary and End Notes in the Appendix.

Reconciliation of Net Interest Income

Dollar amounts in thousands	2Q'20	1Q'20	4Q'19	3Q'19	2Q'19
Single-Family Credit					
Interest income, residential loans	$29,420	$34,300	$24,751	$16,778	$13,600
Interest income, investment securities available for sale (1)	8,268	8,556	8,292	6,890	5,125
Interest expense, SLST CDOs (2)	(8,158)	(8,535)	(2,945)	—	—
Interest income, Single-Family Credit, net	29,530	34,321	30,098	23,668	18,725
Interest expense, repurchase agreements	(7,299)	(9,968)	(11,260)	(10,161)	(9,690)
Interest expense, Residential CDOs (2)	(130)	(237)	(271)	(338)	(402)
Interest expense, securitized debt	(469)	—	—	—	—
Net Interest Income, Single-Family Credit	***$21,632***	***$24,116***	***$18,567***	***$13,169***	***$8,633***
Multi-Family Credit					
Interest income, multi-family loans held in securitization trusts	$—	$151,841	$150,483	$139,818	$133,157
Interest income, investment securities available for sale (1)	3,652	2,762	2,865	3,419	3,443
Interest income, preferred equity and mezzanine loan investments	5,202	5,373	5,239	5,505	5,148
Interest expense, multi-family collateralized debt obligations	—	(129,762)	(125,089)	(120,329)	(114,914)
Interest income, Multi-Family Credit, net	8,854	30,214	33,498	28,413	26,834
Interest expense, repurchase agreements	(58)	(6,715)	(7,384)	(8,400)	(7,246)
Net Interest Income, Multi-Family Credit	***$8,796***	***$23,499***	***$26,114***	***$20,013***	***$19,588***

(1) Included in the Company's condensed consolidated statements of operations in interest income, investment securities and other interest earning assets.
(2) Included in the Company's condensed consolidated statements of operations in interest expense, residential collateralized debt obligations.

See Glossary and End Notes in the Appendix.

37

NYMT

Thank You From all of us at NYMT